Exhibit 99.1

FOR IMMEDIATE RELEASE
For Further Information:

NES Rentals:
Gretchen Muller The Reynolds Communications Group (847) 675-8100 gmuller@reynoldsgroup.com

Carl Marks Consulting Group, LLC:
Danielle Rumore Bliss, Gouverneur & Associates (212) 840-1661 danieller@blisspr.com

NES RENTALS NAMES ANDREW STUDDERT PRESIDENT & CEO

— Former United Airlines COO Led Carrier to Highest Rankings in Performance and Customer Service —

CHICAGO, IL, May 26, 2004 — NES Rentals Holdings, Inc. (OTC.BB: NLEQ) has named Andrew P. Studdert its new President & CEO, effective June 1. Studdert is the former Chief Operating Officer of UAL Corporation/United Airlines.

NES Rentals, one of the industry’s largest heavy equipment rental companies with over 3,000 employees and 141 branches nationwide, generated $567 million in total revenues for 2003. The Company employs about 250 in the Chicago area.

“We are delighted to have Andy join our organization,” said NES Chairman John P. Neafsey. “He is a dynamic and experienced leader with a diverse background that will greatly benefit NES as it grows and continues to capture market share. His background and accomplishments in the transportation sector truly set him apart from his peers. The Board is confident that Andy is the best of all possible candidates to lead NES at this time.”

Mr. Studdert previously served as COO of UAL Corporation/United Airlines from 1999-2002. During his tenure as COO, Mr. Studdert led United to its highest ratings in company history for on-time performance and customer service (2002), completed the company’s largest cost reduction effort and guided the airline through the September 11 crisis. He also held the posts of Senior Vice President, Fleet Operations (1997-1999) and Chief Information Officer (1995-1997) at United.

Prior to joining United, Mr. Studdert established Andrew Studdert & Associates, a private information technology consultancy, and served as Executive Vice President for First Interstate Bancorp, then the seventh largest U.S. bank holding corporation operating in 14 Western states.

His operations background in technology, banking and finance, makes him particularly well-suited for NES, Neafsey said. “As CIO (‘95-’97) of United, Mr. Studdert was responsible for significant upgrade of the systems infrastructure at the Company, and he will be applying those operations skills to provide overall leadership to improving and enhancing NES’s system infrastructure. His banking background, particularly in accounting and finance, are also a good fit for NES,” which is completing a restructuring in large part due to a significant debt burden caused by an aggressive acquisitions profile.

“I couldn’t be more excited to join NES,” Mr. Studdert said. “I have been watching this industry for more than two years and am enthusiastic about NES’s potential. I am particularly impressed with the skill and dedication of the NES employees. I look forward to guiding the Company on a path to growth, operational excellence, and increased profitability.”

Added Neafsey: “The selection process was long and quite rigorous, but with the help of ESS Executive Recruiters and Carl Marks Consulting Group we were able to identify the best possible candidate in Andy. We’re pleased to welcome him aboard.”

About NES Rentals Holdings, Inc.:

NES Rentals Holdings, Inc. is the fourth largest company in the $24 billion equipment rental industry. The Company focuses on renting specialty and general equipment to industrial and construction end-users. It rents more than 750 types of machinery and equipment, and distributes new equipment for nationally recognized original equipment manufacturers. NES also sells used equipment as well as complementary parts, supplies and merchandise, and provides repair and maintenance services to its customers. In addition to the rental business NES is the second largest supplier of traffic and safety services to the construction industry. The Company is a leading competitor in each geographic market it reaches, from its approximately 141 locations in 34 states and Canada.

For more information on NES Rentals Holdings, Inc., visit www.nesrentals.com .

For more information about Carl Marks Consulting Group, LLC, visit www.carlmarks.com.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute forward-looking statements that invoke known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from those projected in forward-looking statements made by, or on behalf of us.  Factors that could cause or contribute to such differences include risks detailed in the Annual Report on Form 10-K.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “projects,” “intends,” “prospects,” “priorities,” or the negative of such terms or similar terminology.